Exhibit 99.1

For immediate release
November 11, 2022
Star Equity Holdings, Inc. Announces 2022 Third Quarter Financial Results

Reported a 55% increase in Q3 2022 consolidated gross profit versus Q3 2021

Construction division reported a significant gross margin improvement

Old Greenwich, CT. - Star Equity Holdings, Inc. (Nasdaq: STRR; STRRP) (“Star Equity” or the “Company”), a diversified holding company, reported today its financial results for the three months (third quarter) and nine months (year to date) ended September 30, 2022.
Following the sale of a portion of our Healthcare business in early 2021, all financial results for the 2022 and 2021 reporting periods, unless stated otherwise, relate to continuing operations, which include the Healthcare, Construction, and Investments divisions.
Third Quarter 2022 Financial Highlights vs. Third Quarter 2021 (unaudited)
•Revenues decreased by 16.0% to $24.2 million from $28.9 million.
•Gross profit increased by 54.8% to $5.8 million from $3.7 million.
•Net loss from continuing operations was $1.9 million (or $0.12 per basic and diluted share) compared to a net loss from continuing operations of $2.1 million (or $0.42 per basic and diluted share).
•Non-GAAP adjusted net income from continuing operations was $0.8 million (or $0.05 per diluted share) compared to a loss of $1.5 million (or $0.28 per diluted share).
•Non-GAAP adjusted EBITDA from continuing operations was $1.5 million versus a loss of $0.6 million.
Year to Date 2022 Financial Highlights vs. Year to Date 2021 (unaudited)
•Revenues increased by 3.9% to $80.0 million from $77.0 million.
•Gross profit increased by 98.9% to $16.6 million from $8.3 million.
•Net loss from continuing operations was $7.2 million (or $0.49 per basic and diluted share) compared to a net loss from continuing operations of $4.5 million (or $0.90 per basic and diluted share).
•Non-GAAP adjusted net income from continuing operations was $0.5 million (or $0.04 per diluted share) compared to a loss of $6.9 million (or $1.36 per diluted share).
•Non-GAAP adjusted EBITDA from continuing operations was $2.9 million versus a loss of $4.5 million.
•As of September 30, 2022, cash and cash equivalents increased to $8.5 million from $5.6 million; net debt, defined as total debt less total cash and cash equivalents, decreased to $3.3 million from $8.5 million.
Rick Coleman, Chief Executive Officer, noted, “In the third quarter of 2022 we made considerable progress on our operating plan at both our Construction and Healthcare divisions, and we grew gross profit by 55% versus the prior year quarter despite an overall 16% decrease in revenue. Our Healthcare division revenue decreased by 11% versus the prior year quarter and gross margin decreased by one percentage point to 21% primarily driven by the continued impact of labor market tightness on our scanning service utilization. Our Construction division revenue decreased by 21% due primarily to the timing of revenue recognition on certain projects which had a positive impact in the prior quarter. Similar to last quarter, gross margin improved substantially to 28% due to increased pricing, improved operations, and commodity price risk mitigation. Despite quarterly variations due to the timing of profit recognition, particularly on large projects, we expect our Construction division to continue performing over time against our 20% gross margin target.”
Mr. Coleman continued, “We continue to be optimistic about the overall performance of our operating portfolio and our ability to identify and integrate future acquisitions either as bolt-ons for our existing divisions or entry into a new business sector.”

Revenues
The Company’s third quarter 2022 revenues decreased 16.0% to $24.2 million from $28.9 million in the third quarter of 2021.

Revenues in $ thousands	Q3 2022	Q3 2021	% change	9M 2022	9M 2021	% change
Healthcare	$13,137	$14,807	(11.3)%	$40,467	$42,984	(5.9)%
Construction	11,107	14,052	(21.0)%	39,544	34,035	16.2%
Investments	159	475	(66.5)%	475	475	—%
Intersegment elimination	(159)	(475)	(66.5)%	(475)	(475)	—%
Total Revenues	$24,244	$28,859	(16.0)%	$80,011	$77,019	3.9%

Our Healthcare third quarter 2022 and year to date 2022 revenue decreased 11.3% and 5.9%, respectively, versus the prior year periods, driven primarily by lower scanning revenue due to the continuing national shortage of Nuclear Medicine Technologists.

Our Construction third quarter 2022 revenue decreased 21.0% and year to date 2022 revenue increased 16.2% versus the prior year periods. The decrease in third quarter 2022 revenue was driven primarily by the timing of revenue recognition on certain projects. The year to date 2022 increase was due to large commercial projects at KBS. Construction division third quarter 2022 revenue accounted for 45.8% of Star Equity’s total revenue.

Gross Profit

Gross profit (loss) in $ thousands	Q3 2022	Q3 2021	% change	9M 2022	9M 2021	% change
Healthcare	$2,725	$3,256	(16.3)%	$9,579	$9,263	3.4%
Healthcare gross margin	20.7%	22.0%	(1.3)%	23.7%	21.5%	2.2%
Construction	3,132	541	478.9%	7,203	(759)	1,049.0%
Construction gross margin	28.2%	3.8%	24.4%	18.2%	(2.2)%	20.4%
Investments	100	425	(76.5)%	253	299	(15.4)%
Investments gross margin	—	—	—%	—	—	—%
Intersegment elimination	(158)	(475)	(66.7)%	(474)	(475)	(0.2)%
Total gross profit	$5,799	$3,747	54.8%	$16,561	$8,328	98.9%
Total gross margin	23.9%	13.0%	10.9%	20.7%	10.8%	9.9%
Healthcare third quarter 2022 gross profit decreased 16.3% and year to date 2022 gross profit increased 3.4% versus the prior year period, respectively. The third quarter 2022 gross profit decrease was driven by lower scanning revenue due to the continuing national shortage of Nuclear Medicine Technologists, while year to date 2022 was driven by an improved mix of product and service revenues.
Construction third quarter 2022 and year to date 2022 gross profit increased 478.9% and 1,049.0% from the prior year period, due to an increase in revenue during the period and significantly increased pricing levels.
Operating Expenses
On a consolidated basis, third quarter 2022 and year to date 2022 sales, general and administrative (“SG&A”) expenses increased by $1.7 million, or 31.9%, and $4.7 million or 29.5% versus the prior year period. The increase in SG&A was driven primarily by one-time litigation costs. SG&A as a percentage of revenue increased in third quarter 2022 and year to date 2022 to 28.3% and 25.6% versus 18.0% and 20.6% in third quarter 2021 and year to date 2021.

Net Income
Third quarter 2022 net loss from continuing operations was $1.9 million, or $0.12 per basic and diluted share, compared to net loss of $2.1 million, or $0.42 per basic and diluted share in the same period in the prior year. Third quarter 2022 non-GAAP adjusted net income from continuing operations was $0.8 million, or $0.05 per diluted share, compared to adjusted net loss from continuing operations of $1.5 million, or $0.28 per diluted share, in the prior year period.
Year to date 2022 net loss from continuing operations was $7.2 million, or $0.49 per basic and diluted share, compared to net loss of $4.5 million, or $0.90 per basic and diluted share, in the same period in the prior year. Year to date 2022 non-GAAP adjusted net income from continuing operations was $0.5 million, or $0.04 per diluted share, compared to adjusted net loss from continuing operations of $6.9 million, or $1.36 per diluted share, in the prior year period.
Non-GAAP Adjusted EBITDA
Third quarter 2022 non-GAAP adjusted EBITDA from continuing operations was $1.5 million versus a loss of $0.6 million in the same quarter of the prior year due to improvements in the Company’s operations leading to increased gross profit at both our Healthcare and Construction divisions. Year to date 2022 non-GAAP adjusted EBITDA was $2.9 million, compared to a loss of $4.5 million in 9M 2021, primarily due to large commercial projects at KBS and overall Construction division pricing increases.
Operating Cash Flow
Third quarter 2022 cash flow from operations was an outflow of $3.2 million, compared to an outflow of $0.6 million for the same period in the prior year. The increase in cash outflow was primarily due to working capital changes as well as one-time litigation costs in the Healthcare division. Year to date 2022 cash flow from operations was an outflow of $0.2 million, compared to an outflow of $8.2 million for 9M 2021, primarily due to large commercial projects at KBS and significant Construction division pricing increases.
Preferred Stock Dividends
In each quarter of 2022, the Company’s board of directors declared cash dividends to holders of our Series A Preferred Stock of $0.25 per share for an aggregate amount of approximately $1.4 million. The dividend record dates were March 1, 2022, June 1, 2022, and September 1, 2022, and the payment dates were March 10, 2022, June 10, 2022, and September 12, 2022.
Conference Call Information
A conference call is scheduled for today, November 11, 2022 at 10:00 a.m. ET (7:00 a.m. PT) to discuss the results. The call may be accessed by dialing 1-877-407-9039 (international callers: +1-201-689-8470) five minutes prior to the scheduled start time and referencing Star Equity. A simultaneous webcast of the call may be accessed online from the Events & Presentations link on the Investor Relations page at starequity.com/events-and-presentations/presentations; an archived replay of the webcast will be available within 15 minutes of the end of the conference call.
If you have any questions, either prior to or after our scheduled Earnings Conference call, please e-mail admin@starequity.com or lcati@equityny.com.
Use of Non-GAAP Financial Measures by Star Equity Holdings, Inc.
This release presents the non-GAAP financial measures “adjusted net income (loss),” “adjusted net income (loss) per basic and diluted share,” and “adjusted EBITDA from continuing operations.” The most directly comparable measures for these non-GAAP financial measures are “net income (loss),” “net income (loss) per basic and diluted share,” and “cash flows from operating activities.” The Company has included below unaudited adjusted financial information, which presents the Company’s results of operations after excluding acquired intangible asset amortization, unrealized gain (loss) on equity securities and derivatives, litigation costs, non-recurring gain on disposals, one time severance and retention costs, financing costs, COVID-19 protection equipment, gain or loss from loan forgiveness, and income tax adjustments. Further excluded in the measure of adjusted EBITDA are stock-based compensation, interest, taxes, depreciation, and amortization.
A discussion of the reasons why management believes that the presentation of non-GAAP financial measures provides useful information to investors regarding the Company’s financial condition and results of operations is included as Exhibit 99.2 to the Company’s report on Form 8-K filed with the Securities and Exchange Commission on November 14, 2022.
About Star Equity Holdings, Inc.
Star Equity Holdings, Inc. is a diversified holding company with three divisions: Healthcare, Construction, and Investments.
Healthcare

Our Healthcare division designs, manufactures, and distributes diagnostic medical imaging products and provides mobile imaging services. Our Healthcare division operates in two businesses: (i) diagnostic services and (ii) diagnostic imaging. The diagnostic services business offers imaging services to healthcare providers as an outsourced alternative to purchasing and operating their own equipment. The diagnostic imaging business develops, sells, and maintains solid-state gamma cameras.
Construction
Our Construction division manufactures modular housing units for commercial and residential real estate projects and operates in two businesses: (i) modular building manufacturing and (ii) structural wall panel and wood foundation manufacturing, including building supply distribution operations for professional builders.
Investments
Our Investments division manages and finances the Company’s real estate assets and investments.

Forward-Looking Statements
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release that are not statements of historical fact are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking Statements include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to acquisitions and related integration, development of commercially viable products, novel technologies, and modern applicable services, (ii) projections of income (including income/loss), EBITDA, earnings (including earnings/loss) per share, capital expenditures, cost reductions, capital structure or other financial items, (iii) the future financial performance of the Company or acquisition targets and (iv) the assumptions underlying or relating to any statement described above. Moreover, forward-looking statements necessarily involve assumptions on the Company’s part. These forward-looking statements generally are identified by the words “believe”, “expect”, “anticipate”, “estimate”, “project”, “intend”, “plan”, “should”, “may”, “will”, “would”, “will be”, “will continue” or similar expressions. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described above as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the substantial amount of debt of the Company and the Company’s ability to repay or refinance it or incur additional debt in the future; the Company’s need for a significant amount of cash to service and repay the debt and to pay dividends on the Company’s preferred stock; the restrictions contained in the debt agreements that limit the discretion of management in operating the business; legal, regulatory, political and economic risks in markets and public health crises that reduce economic activity and cause restrictions on operations (including the recent coronavirus COVID-19 outbreak); the length of time associated with servicing customers; losses of significant contracts or failure to get potential contracts being discussed; disruptions in the relationship with third party vendors; accounts receivable turnover; insufficient cash flows and resulting lack of liquidity; the Company's inability to expand the Company's business; unfavorable changes in the extensive governmental legislation and regulations governing healthcare providers and the provision of healthcare services and the competitive impact of such changes (including unfavorable changes to reimbursement policies); high costs of regulatory compliance; the liability and compliance costs regarding environmental regulations; the underlying condition of the technology support industry; the lack of product diversification; development and introduction of new technologies and intense competition in the healthcare industry; existing or increased competition; risks to the price and volatility of the Company’s common stock and preferred stock; stock volatility and in liquidity; risks to preferred stockholders of not receiving dividends and risks to the Company’s ability to pursue growth opportunities if the Company continues to pay dividends according to the terms of the Company’s preferred stock; the Company’s ability to execute on its business strategy (including any cost reduction plans); the Company’s failure to realize expected benefits of restructuring and cost-cutting actions; the Company’s ability to preserve and monetize its net operating losses; risks associated with the Company’s possible pursuit of acquisitions; the Company’s ability to consummate successful acquisitions and execute related integration, as well as factors related to the Company’s business including economic and financial market conditions generally and economic conditions in the Company’s markets; failure to keep pace with evolving technologies and difficulties integrating technologies; system failures; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; and the continued demand for and market acceptance of the Company’s services. For a detailed discussion of cautionary statements and risks that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the risk factors in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. This release reflects management’s views as of the date presented.
All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

For more information contact:
Star Equity Holdings, Inc.	The Equity Group
Rick Coleman	Lena Cati
Chief Executive Officer	Senior Vice President
203-489-9508	212-836-9611
rick.coleman@starequity.com	lcati@equityny.com
(Financial tables follow)

Star Equity Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (In thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Healthcare	$13,137	$14,807	$40,467	$42,984
Construction	11,107	14,052	39,544	34,035
Investments	—	—	—	—
Total revenues	24,244	28,859	80,011	77,019

Cost of revenues:
Healthcare	10,412	11,551	30,888	33,721
Construction	7,975	13,511	32,341	34,794
Investments	58	50	221	176
Total cost of revenues	18,445	25,112	63,450	68,691

Gross profit	5,799	3,747	16,561	8,328

Operating expenses:
Selling, general and administrative	6,860	5,201	20,515	15,839
Amortization of intangible assets	430	430	1,290	1,298
Gain on sale of MD Office Solutions	—	—	—	(847)
Total operating expenses	7,290	5,631	21,805	16,290

Loss from operations	(1,491)	(1,884)	(5,244)	(7,962)

Other income (expense):
Other income (expense), net	(575)	3	(997)	4,208
Interest expense, net	(185)	(260)	(664)	(732)
Total other income (expense)	(760)	(257)	(1,661)	3,476

Income (loss) from continuing operations before income taxes	(2,251)	(2,141)	(6,905)	(4,486)
Income tax benefit (provision)	367	—	(256)	(34)
Income (loss) from continuing operations, net of tax	(1,884)	(2,141)	(7,161)	(4,520)
Income (loss) from discontinued operations, net of tax	—	—	—	5,955
Net income (loss)	(1,884)	(2,141)	(7,161)	1,435
Deemed dividend on Series A perpetual preferred stock	(479)	(479)	(1,437)	(1,437)
Net income (loss) attributable to common shareholders	$(2,363)	$(2,620)	$(8,598)	$(2)

Net income (loss) per share—basic and diluted
Net income (loss) per share, continuing operations	$(0.12)	$(0.42)	$(0.49)	$(0.90)
Net income (loss) per share, discontinued operations	$—	$—	$—	$1.19
Net income (loss) per share—basic and diluted*	$(0.12)	$(0.42)	$(0.49)	$0.29
Deemed dividend on Series A cumulative perpetual preferred stock per share	$(0.03)	$(0.09)	$(0.10)	$(0.29)
Net income (loss) per share, attributable to common shareholders—basic and diluted*	$(0.15)	$(0.51)	$(0.59)	$—
Weighted-average shares outstanding—basic and diluted	15,434	5,101	14,503	5,019

Dividends declared per Series A perpetual preferred stock	$0.25	$0.25	$0.75	$0.50
*Earnings per share may not add due to rounding

Star Equity Holdings, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	September 30, 2022 (unaudited)	December 31, 2021
Assets:
Current assets:
Cash and cash equivalents	$8,503	$4,538
Restricted cash	846	278
Investments in equity securities	3,180	47
Lumber derivative contracts	—	666
Accounts receivable, net of allowances of $0.9 million and $0.8 million, respectively	13,754	15,811
Inventories, net	13,065	8,525
Other current assets	3,069	1,998
Total current assets	42,417	31,863
Property and equipment, net	8,499	8,918
Operating lease right-of-use assets, net	4,823	4,494
Intangible assets, net	13,782	15,072
Goodwill	6,046	6,046
Other assets	1,408	1,659
Total assets	$76,975	$68,052

Liabilities, Mezzanine Equity and Stockholders’ Equity:
Current liabilities:
Accounts payable	$6,094	$4,277
Accrued liabilities	4,307	2,445
Accrued compensation	3,395	3,051
Accrued warranty	247	569
Lumber derivative contracts	635	—
Billings in excess of costs and estimated profit	—	312
Deferred revenue	3,801	2,457
Short-term debt	11,852	12,869
Operating lease liabilities	1,443	1,253
Finance lease liabilities	460	588
Total current liabilities	32,234	27,821
Deferred tax liabilities	298	72
Operating lease liabilities, net of current portion	3,463	3,299
Finance lease liabilities, net of current portion	459	706
Other liabilities	312	412
Total liabilities	36,766	32,310

Preferred stock, $0.0001 par value: 10,000,000 shares authorized: Series A Preferred Stock, 8,000,000 shares authorized, liquidation preference ($10.00 per share), 1,915,637 shares issued and outstanding at December 31, 2021. (Liquidation preference: $18,988 as of December 31, 2021.)	—	18,988

Stockholders’ Equity:
Preferred stock, $0.0001 par value: 10,000,000 shares authorized: Series A Preferred Stock, 8,000,000 shares authorized, liquidation preference ($10.00 per share), 1,915,637 shares issued and outstanding at September 30, 2022. (Liquidation preference: $18,988 as of September 30, 2022.)	18,988	—
Preferred stock, $0.0001 par value: 25,000 shares authorized; Series C Participating Preferred stock, no shares issued or outstanding	—	—

Common stock, $0.0001 par value: 30,000,000 shares authorized; 15,138,732 and 5,805,916 shares issued and outstanding (net of treasury shares) at September 30, 2022 and December 31, 2021, respectively	1	—
Treasury stock, at cost; 258,849 shares at September 30, 2022 and December 31, 2021, respectively	(5,728)	(5,728)
Additional paid-in capital	162,078	150,451
Accumulated deficit	(135,130)	(127,969)
Total stockholders’ equity	40,209	16,754
Total liabilities, mezzanine equity and stockholders’ equity	$76,975	$68,052

Star Equity Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income (loss) from continuing operations	$(1,884)	$(2,141)	$(7,161)	$(4,520)
Acquired intangible amortization	430	430	1,290	1,298
Unrealized loss (gain) on equity securities (1)	834	(3)	834	(17)
Unrealized loss (gain) on derivatives (2)	153	95	1,298	398
Litigation costs (3)	1,187	88	2,955	213
Gain on disposal of MD Office Solutions (4)	—	—	—	(847)
Tenant receivable (5)	—	—	—	323
Write off of software costs	—	—	—	70
Severance and retention costs (9)	275	—	706	—
Financing costs (6)	132	52	369	231
COVID-19 Protection Equipment (7)	—	23	—	82
SBA PPP Loan forgiveness (8)	—	—	—	(4,179)
Income tax (benefit) provision	(367)	—	256	34
Non-GAAP adjusted net income (loss) from continuing operations	$760	$(1,456)	$547	$(6,914)

Net income (loss) per diluted share from continuing operations	(0.12)	(0.42)	(0.49)	(0.90)
Acquired intangible amortization	0.03	0.08	0.09	0.26
Unrealized loss (gain) on equity securities (1)	0.05	—	0.06	—
Unrealized loss (gain) on derivatives (2)	0.01	0.02	0.09	0.08
Litigation costs (3)	0.08	0.02	0.20	0.04
Gain on disposal of MD Office Solutions (4)	—	—	—	(0.17)
Tenant receivable (5)	—	—	—	0.06
Write off of software costs	—	—	—	0.01
Severance and retention costs (9)	0.02	—	0.05	—
Financing costs (6)	0.01	0.01	0.03	0.05
COVID-19 Protection Equipment (7)	—	—	—	0.02
SBA PPP Loan forgiveness (8)	—	—	—	(0.83)
Income tax (benefit) provision	(0.02)	—	0.02	0.01
Non-GAAP adjusted net income (loss) per basic share from continuing operations (10)	$0.05	$(0.29)	$0.04	$(1.38)
Non-GAAP adjusted net income (loss) per diluted share from continuing operations (10)	$0.05	$(0.28)	$0.04	$(1.36)
(1)Reflects adjustments for any unrealized gains or losses in equity securities.
(2)Reflects adjustments for any unrealized gains or losses in derivatives value.
(3)Reflects one time litigation costs.
(4)Reflects the gain from the sale of MDOS.
(5)Reflects one-time write off in uncollectible tenant receivable.
(6)Reflects financing costs from our credit facilities.
(7)Reflects purchases related to COVID -19 Protection Equipment.
(8)Reflects the forgiveness of the Paycheck Protection Program.
(9)Reflects the severance expense for our former Healthcare division CEO and other employees.
(10)Per share amounts are computed independently for each discrete item presented. Therefore, the sum of the quarterly per share amounts will not necessarily equal to the total for the year, and the sum of individual items may not equal the total.

Star Equity Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(In thousands)

For The Three Months Ended September 30, 2022	Healthcare	Construction	Investments	Star Equity Corporate	Total

Net income (loss) from continuing operations (10)	$(598)	$975	$(561)	$(1,700)	$(1,884)
Depreciation and amortization	330	489	58	—	877
Interest expense	117	77	(9)	—	185
Income tax (benefit) provision	(367)	—	—	—	(367)
EBITDA from continuing operations	(518)	1,541	(512)	(1,700)	(1,189)

Unrealized loss (gain) on equity securities (1)	—	—	834	—	834
Unrealized loss (gain) on derivatives (2)	—	153	—	—	153
Litigation costs (3)	1,187	—	—	—	1,187
Stock-based compensation	1	6	—	99	106
Severance and retention (9)	272	—	—	3	275
Financing costs (6)	17	98	17	—	132
Non-GAAP adjusted EBITDA from continuing operations	$959	$1,798	$339	$(1,598)	$1,498

For The Three Months Ended September 30, 2021	Healthcare	Construction	Investments	Star Equity Corporate	Total

Net income (loss) from continuing operations (10)	$853	$(1,338)	$(155)	$(1,501)	$(2,141)
Depreciation and amortization	321	489	50	—	860
Interest expense	74	100	86	—	260
Income tax (benefit) provision	—	—	—	—	—
EBITDA from continuing operations	1,248	(749)	(19)	(1,501)	(1,021)

Unrealized loss (gain) on equity securities (1)	—	—	(30)	27	(3)
Unrealized loss (gain) on derivatives (2)	—	95	—	—	95
Litigation costs (3)	—	—	—	88	88
Stock-based compensation	6	3	—	118	127
Financing costs (6)	13	39	—	—	52
COVID-19 Protection Equipment (7)	23	—	—	—	23
Non-GAAP adjusted EBITDA from continuing operations	$1,290	$(612)	$(49)	$(1,268)	$(639)

For The Nine Months Ended September 30, 2022	Healthcare	Construction	Investments	Star Equity Corporate	Total

Net income (loss) from continuing operations (10)	$(1,314)	$153	$(794)	$(5,206)	$(7,161)
Depreciation and amortization	967	1,471	221	—	2,659
Interest expense	264	269	131	—	664
Income tax (benefit) provision	256	—	—	—	256
EBITDA from continuing operations	173	1,893	(442)	(5,206)	(3,582)

Unrealized loss (gain) on equity securities (1)	—	—	834	—	834
Unrealized loss (gain) on derivatives (2)	—	1,298	—	—	1,298
Litigation costs (3)	2,955	—	—	—	2,955
Stock-based compensation	5	17	—	300	322
Tenant receivable (5)	—	—	—	—	—
Severance and retention (9)	703	—	—	3	706
Write off of software costs	—	—	—	—	—
Financing costs (6)	45	259	65	—	369
COVID-19 Protection Equipment (7)	—	—	—	—	—
SBA PPP Loan forgiveness (8)	—	—	—	—	—
Non-GAAP adjusted EBITDA from continuing operations	$3,881	$3,467	$457	$(4,903)	$2,902

For The Nine Months Ended September 30, 2021	Healthcare	Construction	Investments	Star Equity Corporate	Total

Net income (loss) from continuing operations (10)	$5,313	$(5,563)	$(284)	$(3,986)	$(4,520)
Depreciation and amortization	998	1,450	176	—	2,624
Interest expense	189	456	87	—	732
Income tax (benefit) provision	34	—	—	—	34
EBITDA from continuing operations	6,534	(3,657)	(21)	(3,986)	(1,130)

Unrealized loss (gain) on equity securities (1)	—	—	(30)	13	(17)
Unrealized loss (gain) on derivatives (2)	—	398	—	—	398
Litigation costs (3)	—	—	—	213	213
Stock-based compensation	120	3	—	266	389
Gain on disposal of MD Office Solutions (4)	(847)	—	—	—	(847)
Tenant receivable (5)	—	323	—	—	323
Write off of software costs	—	70	—	—	70
Financing costs (6)	89	142	—	—	231
COVID-19 Protection Equipment (7)	82		—	—	82
SBA PPP Loan forgiveness (8)	(2,959)	(1,220)	—	—	(4,179)
Non-GAAP adjusted EBITDA from continuing operations	$3,019	$(3,941)	$(51)	$(3,494)	$(4,467)
(1)Reflects adjustments for any unrealized gains or losses on equity securities.
(2)Reflects adjustments for any unrealized gains or losses in derivatives value.
(3)Reflects one time litigation costs.
(4)Reflects the gain from the sale of MDOS.
(5)Reflects one-time write off in uncollectible tenant receivable.
(6)Reflects financing costs from our credit facilities.
(7)Reflects purchases related to COVID -19 personal protection equipment.
(8)Reflects the forgiveness of the Paycheck Protection Program.
(9)Reflects the severance and retention expense for our former Healthcare division CEO and other employees.
(10)Reflects the reclassification of prior year Diagnostic Services and Diagnostic Imaging net income into Healthcare segment and intercompany elimination from Construction and Investments segments.

Star Equity Holdings, Inc.
Supplemental Debt Information
(Unaudited)
(In thousands)
A summary of the Company’s credit facilities are as follows:

	September 30, 2022		December 31, 2021
	Amount	Weighted-Average Interest Rate	Amount	Weighted-Average Interest Rate
Revolving Credit Facility - eCapital KBS	$909	9.00%	$3,131	6.00%
Revolving Credit Facility - eCapital EBGL	2,595	9.00%	1,652	6.00%
Revolving Credit Facility - Webster	7,484	5.64%	7,016	2.60%
Total Short-term Revolving Credit Facilities	$10,988	6.71%	$11,799	3.98%
eCapital - Star Loan Principal, net	$864	9.25%	$1,070	6.25%
Short Term Loan	$864	9.25%	$1,070	6.25%
Total Short-term debt	$11,852	6.90%	$12,869	4.17%

Star Equity Holdings, Inc.
Supplemental Segment Information
(Unaudited)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021 (1)	2022	2021 (1)
Revenue by segment:
Healthcare	$13,137	$14,807	$40,467	$42,984
Construction	11,107	14,052	39,544	34,035
Investments	159	475	475	475
Intersegment elimination	(159)	(475)	(475)	(475)
Consolidated revenue	$24,244	$28,859	$80,011	$77,019

Gross profit (loss) by segment:
Healthcare	$2,725	$3,256	$9,579	$9,263
Construction	3,132	541	7,203	(759)
Investments	100	425	253	299
Intersegment elimination	(158)	(475)	(474)	(475)
Consolidated gross profit	$5,799	$3,747	$16,561	$8,328

Income (loss) from continuing operations by segment:
Healthcare	$(1,036)	$955	$(953)	$2,627
Construction	1,149	(956)	680	(6,341)
Investments	97	123	236	278
Star equity corporate and intersegment elimination	(1,701)	(2,006)	(5,207)	$(4,526)
Segment loss from operations	$(1,491)	$(1,884)	$(5,244)	$(7,962)

Depreciation and amortization by segment:
Healthcare	$330	$321	$967	$998
Construction	489	489	1,471	1,450
Investments	58	50	221	176
Total depreciation and amortization	$877	$860	$2,659	$2,624

(1)     Segment information has been recast for all periods presented to reflect Healthcare as one segment. Intercompany elimination previously allocated to Investments have been reclassified to a separate line.